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                           Exhibit 11
     Statement Regarding Computation of Per Share Earnings

                                   Three Months              Nine Months
                                 Ended September 30,         Ended September 30,
                                   1996        1995       1996          1995
                                         (In Thousands, Except Per Share Data)

Primary net income per share
Net income:
  Net income as  reported          $ 9,007     $11,594    $36,438    $35,004

 Weighted average number
    of common shares  outstanding   18,179      19,401     18,747     19,376

 Common stock equivalents
                                        -           -           -         -
 Primary shares                     18,179      19,401     18,747     19,376

Primary net income  per share     $    .50         .60       1.94       1.81

Fully diluted net income per share
  Net income as  reported         $ 9,007      $11,594    $36,438     $35,004

 Weighted average number
   of common shares  outstanding   18,179       19,401     18,747      19,376

  Common stock equivalents            107          403        744         931
  Fully diluted shares             18,286       19,804     19,491      20,307

Fully diluted net income per share  $ .49          .59       1.87        1.72

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